UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report – August 25, 2011

(Date of earliest event reported)

QEP RESOURCES, INC.

(Exact name of registrant as specified in its charter)

STATE OF DELAWARE	001-34778	87-0287750
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1050 17th Street, Suite 500, Denver, Colorado 80265

(Address of principal executive offices)

Registrant’s telephone number, including area code (303) 672-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 25, 2011, QEP Resources, Inc. (the “Company”) entered into a senior unsecured revolving credit agreement (the “Credit Agreement”), among the Company, Wells Fargo Bank, National Association, as the administrative agent, letter of credit issuer and swing line lender, and the lenders party thereto (the “Lenders”), replacing the Company’s 2008 Credit Agreement (as defined in Item 1.02 below). The Credit Agreement has a scheduled maturity date of August 25, 2016, with, upon consent from Lenders holding a majority of the aggregate commitments, an option for the Company to extend the term for two successive one-year periods, which extended terms will apply to any Lender who consents to such extension and any lender replacing a non-consenting Lender.

Pursuant to the Credit Agreement, the Lenders have committed to provide advances up to an aggregate principal amount of $1.5 billion at any one time outstanding, and the Company has the option to request increases in the aggregate commitments provided that the aggregate commitments never exceed $2 billion. For any such increase, the Company may ask one or more Lenders to increase their existing commitments and/or invite additional eligible lenders to become Lenders under the Credit Agreement. As part of the aggregate commitments under the facility, the Credit Agreement provides for letters of credit to be issued at the request of the Company in an aggregate amount not to exceed a $250 million sublimit and for swing line loans to be issued at the request of the Company in an aggregate amount not to exceed a $125 million sublimit.

Interest accrues on advances at a LIBOR rate or a base rate, as selected by the Company, plus an applicable margin. Interest accrues on swing line advances at a base rate or the “ASK” rate for Federal Funds, as selected by the Company, plus an applicable margin. The issuing fees for all letters of credit are also based on an applicable margin. The applicable margin used in connection with interest rates and fees is based on the Company’s ratio of consolidated funded debt to consolidated EBITDAX (as defined in the Credit Agreement) for the period of the four fiscal quarters most recently ended. The applicable margin for LIBOR rate loans and letter of credit fees ranges from 1.5% to 2.25% and the applicable margin for base rate loans ranges from 0.5% to 1.25%. The Company will also pay a fee based on its consolidated leverage ratio on the actual daily unused amount of the aggregate commitments. Proceeds of borrowings under the Credit Agreement were used to refinance the Company’s 2008 Credit Agreement and will be used for general corporate purposes, including working capital and capital expenditures.

The Credit Agreement contains customary representations, warranties, covenants and events of default, including a change of control event of default and limitations on incurrence of debt by subsidiaries, liens, investments, new lines of business, mergers, transactions with affiliates, restrictive agreements, asset sales and swap contracts. The Credit Agreement also includes covenants (i) limiting the ratio of the consolidated funded debt of the Company to the sum of consolidated funded debt plus shareholders’ equity to not more than 0.6 to 1, (ii) limiting the ratio of the consolidated funded debt of the Company to the Company’s consolidated EBITDAX to not more than 3.5 to 1, (iii) if the Company’s debt ratings fall below a certain level, limiting the Company’ total consolidated funded debt to a specified aggregate amount, and (iv) limiting priority debt to 15% of consolidated net tangible assets. During the continuance of an event of default, the Lenders may accelerate all outstanding debt and terminate all lending and letter of credit commitments.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 1.02. Termination of a Material Agreement.

On August 25, 2011, the Company terminated its senior unsecured revolving credit agreement dated as of March 11, 2008, by and among the Company, Bank of America, N.A., as administrative agent, and the lenders party thereto, as amended by the First Amendment to Credit Agreement, dated as of June 30, 2010 (the “2008 Credit Agreement”) and repaid all amounts outstanding thereunder with proceeds of loans drawn under the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	Credit Agreement, dated as of August 25, 2011, among QEP Resources, Inc., Wells Fargo Bank, National Association, as the administrative agent, letter of credit issuer and swing line lender, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QEP RESOURCES, INC.
(Registrant)

August 29, 2011

/s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President and Chief Financial Officer

List of Exhibits:

Exhibit No.	Exhibit

10.1	Credit Agreement, dated as of August 25, 2011, among QEP Resources, Inc., Wells Fargo Bank, National Association, as the administrative agent, letter of credit issuer and swing line lender, and the lenders party thereto.